As filed with the Securities and Exchange Commission on October 15, 2009

Registration No. 333-158237

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT

ON

FORM S-8

UNDER THE SECURITIES ACT OF 1933

PFIZER INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)
13-5315170 (I.R.S. Employer Identification No.)

235 EAST 42ND STREET
NEW YORK, NEW YORK 10017-5755
(Address of Principal Executive Offices)

Wyeth Amended and Restated 2005 Stock Incentive Plan
Wyeth 2002 Stock Incentive Plan
Wyeth 1999 Stock Incentive Plan
Wyeth 1996 Stock Incentive Plan
Wyeth Management Incentive Plan
(Full Title of the Plans)

Amy Schulman
Senior Vice President and General Counsel
Pfizer Inc.
235 East 42nd Street
New York, New York 10017
(Name and Address of Agent for Service)
(212) 733-2323
(Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $.05 par value	2,050,000 shares	N/A	N/A	N/A

(1)   The number of shares registered is based on an estimate of the maximum number of shares of common stock of Pfizer Inc. ("Pfizer") issuable by Pfizer with respect to certain equity-based awards that are outstanding under the Wyeth Amended and Restated 2005 Stock Incentive Plan, the Wyeth 2002 Stock Incentive Plan, the Wyeth 1999 Stock Incentive Plan, the Wyeth 1996 Stock Incentive Plan and the Wyeth Management Incentive Plan (collectively, the "Plans").

(2)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover an indeterminate amount of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plans.

(3)   The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing with the U.S. Securities and Exchange Commission (the"Commission") of the Registration Statement on Form S-4 of Pfizer (File No. 333-158237) on March 27, 2009.

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Explanatory Note

                Pfizer hereby amends its Registration Statement on Form S-4 (File No. 333-158237), as amended by Amendments No. 1, 2 and 3, which was declared effective on June 17, 2009 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 (the"“Post-Effective Amendment") relating to shares of Pfizer common stock, par value $0.05 per share (the "Pfizer Common Stock"), that are issuable by Pfizer with respect to certain Wyeth equity-based awards that are outstanding under the Plans.  All such shares of Pfizer Common Stock were originally registered on the Form S-4.  Pfizer filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of January 25, 2009, as amended (the "Merger Agreement"), by and among Pfizer, Wagner Acquisition Corp. ("Merger Sub") and Wyeth.

                On October 15, 2009, pursuant to the Merger Agreement, Merger Sub merged with and into Wyeth, with Wyeth surviving the merger (the "Merger") as a wholly owned subsidiary of Pfizer.  As a result of the Merger, each share of Wyeth common stock, par value $0.33 1/3 per share (the "Wyeth Common Stock") (other than shares of restricted stock (which received cash consideration pursuant to the terms of the Merger Agreement), shares of Wyeth Common Stock held directly or indirectly by Wyeth or Pfizer (which were cancelled as a result of the Merger) and shares with respect to which appraisal rights were properly exercised and not withdrawn) was converted into the right to receive a combination of $33.00 in cash and 0.985 of a validly issued, fully paid and non-assessable share of Pfizer Common Stock, without interest and less any applicable withholding tax (the “Merger Consideration”).  In connection therewith, certain Wyeth equity-based awards issued under the Plans that could not be immediately settled following consummation of the Merger were converted into the right to receive Merger Consideration in respect of each share of Wyeth Common Stock into which such awards would otherwise be convertible.  Holders of such equity-based awards will receive the Merger Consideration at a future date in accordance with and subject to the terms of the respective Plans.

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PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

Pfizer's Annual Report on Form 10-K for the year ended December 31, 2008;

Pfizer's Quarterly Reports on Form 10-Q for the quarters ended March 29, 2009 and June 28, 2009;

Pfizer's Current Reports on Form 8-K filed January 14, 2009, January 26, 2009, January 29, 2009, February 20, 2009, March 12, 2009, March 13, 2009, April 7, 2009, April 27, 2009, April 28, 2009, June 3, 2009, July 17, 2009, July 22, 2009, September 2, 2009, September 25, 2009 and October 15, 2009; and

the description of Pfizer’s common stock contained in our Registration Statement filed under Section 12 of the Exchange Act on March 1, 2004, including all amendments and reports updating the description.

All documents filed by Pfizer under Section 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or that deregisters the distribution of all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and will be a part of this Registration Statement from the date that document was filed.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Pfizer's Exchange Act file number with the Commission is 001-03619.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the securities has been passed upon by Amy Schulman, Senior Vice President and General Counsel of Pfizer.  Ms. Schulman beneficially owns shares of Pfizer common stock and options to purchase Pfizer common stock under Pfizer's 2004 Stock Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is only a general summary of certain aspects of Delaware law and Pfizer's Restated Certificate of Incorporation and By-laws related to indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article 7(14) of Pfizer’s Restated Certificate of Incorporation and Article V of Pfizer's By-laws.

Section 145 of the DGCL generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

Article V of Pfizer's By-laws provides that Pfizer will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of Pfizer or is or was serving at the request of Pfizer as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Pfizer is required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Pfizer Board of Directors. In addition, Pfizer will pay the expenses (including attorneys' fees) incurred by an officer or director of Pfizer in defending any proceeding in advance of its final disposition, provided, however, that the payment of such expenses will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified. Pfizer has entered into agreements with its directors and certain of its officers requiring Pfizer to indemnify such persons to the fullest extent permitted by Pfizer's By-laws.

As permitted by Section 102(b)(7) of the DGCL, Pfizer’s Restated Certificate of Incorporation, in Article 7(14), provides that no director shall be personally liable to Pfizer or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to Pfizer and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, and (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 145(g) of the DGCL, Pfizer also maintains directors' and officers' insurance policies that insure the directors and officers of Pfizer against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the By-laws or otherwise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Exhibit
23(i)	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Pfizer*
23(ii)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Wyeth*
24	Powers of Attorney**

_________
*Filed herewith
**Previously filed

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent  post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply to this Registration Statement on FormS-8 to the extent that the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Pfizer’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act  that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such  indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 15th day of October, 2009.

PFIZER INC.
By:        /s/Frank A. D’Amelio
Name:  Frank A. D’Amelio
Title:     Senior Vice President and Chief Financial Officer

We, the undersigned directors and officers of Pfizer Inc., hereby severally constitute Amy W. Schulman and Matthew Lepore, and each of them singly, our true and lawful attorneys with full power to them and each of them to sign for us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement filed with the Securities and Exchange Commission.

SIGNATURE	TITLE	DATE
/s/ Jeffrey B. Kindler* (Jeffrey B. Kindler)	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2009
/s/ Frank A. D’Amelio (Frank A. D’Amelio)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 15, 2009
/s/ Loretta V. Cangialosi* (Loretta V. Cangialosi)	Senior Vice President - Controller (Principal Accounting Officer)	October 15, 2009
/s/ Dennis A. Ausiello* (Dennis A. Ausiello)	Director	October 15, 2009
/s/ Michael S. Brown* (Michael S. Brown)	Director	October 15, 2009
/s/ M. Anthony Burns* (M. Anthony Burns)	Director	October 15, 2009
/s/ Robert N. Burt* (Robert N. Burt)	Director	October 15, 2009
/s/ W. Don Cornwell* (W. Don Cornwell)	Director	October 15, 2009
/s/ William H. Gray, III* (William H. Gray, III)	Director	October 15, 2009
/s/ Constance J. Horner* (Constance J. Horner)	Director	October 15, 2009
/s/ Suzanne Nora Johnson* (Suzanne Nora Johnson)	Director	October 15, 2009

_____________________________________________________________________________

SIGNATURE	TITLE	DATE
/s/ James M. Kilts* (James M. Kilts)	Director	October 15, 2009
/s/ George A. Lorch* (George A. Lorch)	Director	October 15, 2009
/s/ Dana G. Mead* (Dana G. Mead)	Director	October 15, 2009
/s/ Stephen W. Sanger* (Stephen W. Sanger)	Director	October 15, 2009
/s/ William C. Steere, Jr.* (William C. Steere, Jr.)	Director	October 15, 2009

*By:/s/Matthew Lepore
Name: Matthew Lepore
Title:  Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Exhibit
23(i)	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Pfizer*
23(ii)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Wyeth*
24	Powers of Attorney**

_________
*Filed herewith
**Previously filed